Exhibit 10.1(a)
AMENDED AND RESTATED MANAGEMENT AGREEMENT
          This AMENDED AND RESTATED MANAGEMENT AGREEMENT is made as of July 11, 2006 (this “Agreement”) by and between Crystal River Capital, Inc., a Maryland corporation (the “Company”) and Hyperion Brookfield Crystal River Capital Advisors, LLC, a Delaware limited liability company (the “Manager”).
WITNESSETH:
          WHEREAS, the Company desires to retain the Manager for the purpose of providing day-to-day management and administrative services to the Company as described herein on the terms and conditions hereinafter set forth;
          WHEREAS, the Manager is willing to render such services on the terms and conditions hereinafter set forth;
          WHEREAS, the Company and the Manager entered into that certain Management Agreement, dated as of March 15, 2005 (the “Original Management Agreement”); and
          WHEREAS, the Company and the Manager desire to amend and restate the terms of the Original Management Agreement pursuant to this Agreement.
AGREEMENT
          NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:
     1. Definitions.
          (a) “Affiliate” shall mean, with respect to any Person, any Person Controlling, Controlled by, or under common Control with, such Person.
          (b) “Agreement” has the meaning assigned in the first paragraph.
          (c) “Bankruptcy” shall mean, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of sixty days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such sixty-day period or (d) the entry against it of a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect.

          (d) “Board of Directors” means the Board of Directors of the Company.
          (e) “Brookfield Sub-Advisor” means Brookfield Crystal River Capital, L.P.
          (f) “Closing Date” means the date of this Agreement.
          (g) “Code” means the Internal Revenue Code of 1986, as amended.
          (h) “Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.
          (i) “Company” has the meaning assigned in the first paragraph; provided that all references herein to the Company shall, except as otherwise expressly provided herein, be deemed to include the any Subsidiaries of Crystal River Capital, Inc.
          (j) “Company Account” has the meaning assigned in Section 5.
          (k) “Control” shall mean, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person without the consent or approval of any other Person.
          (l) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          (m) “Expenses” has the meaning assigned in Section 9.
          (n) “GAAP” means generally accepted accounting principles in effect in the U.S. on the date such principles are applied consistently.
          (o) “Governing Instruments” means, with respect to any Person, the articles of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and partnership agreement in the case of a general or limited partnership or the articles of formation and operating agreement in the case of a limited liability company.
          (p) “Hyperion Brookfield” means Hyperion Brookfield Asset Management, Inc.
          (q) “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Company, the Manager or Hyperion Brookfield and who are otherwise “independent” in accordance with the Company’s Governing Instruments and, at any time during which any securities of the Company are listed on the New York Stock Exchange, the rules of the New York Stock Exchange as may be in effect from time to time.
          (r) “Investment Company Act” means the Investment Company Act of 1940, as amended.

          (s) “Investment Guidelines” means the general parameters and policies relating to Investments as established by the Board of Directors as the same may be modified from time-to-time.
          (t) “Investment Strategy Committee” has the meaning assigned in Section 7(e).
          (u) “Investments” means the investments of the Company.
          (v) “Manager” has the meaning assigned in the first paragraph.
          (w) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
          (x) “Registration Rights Agreement” means that certain registration rights agreement, dated as of March 15, 2005, among the Company, the Manager, Deutsche Bank Securities Inc. (“Deutsche Bank”) and Wachovia Capital Markets, LLC (“Wachovia”) and, together with Deutsche Bank, Wachovia and the other initial purchasers/placement agents named in the Purchase/Placement Agreement (as defined therein) (the “Initial Purchasers”) for whom Deutsche Bank and Wachovia are acting as representatives (in such capacity, the “Representatives”) for the benefit of the Initial Purchasers and the Holders (as defined therein).
          (y) “REIT” means a corporation or trust which qualifies as a real estate investment trust in accordance with Sections 856 through 860 of the Code and the Treasury Regulation promulgated thereunder.
          (z) “SOX” means the Sarbanes-Oxley Act of 2002, as amended.
          (aa) “Stockholders’ Equity” means, for any month, the sum of the net proceeds from any issuance of the Company’s equity securities, after deducting any underwriting discounts and commissions and other expenses and costs relating to the issuance, plus the Company’s retained earnings at the end of such month (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount that the Company pays for repurchases of its common stock.
          (bb) “Sub-Advisors” has the meaning assigned in Section 2(d).
          (cc) “Subsidiary” means any subsidiary of the Company, any partnership, the general partner of which is the Company or any subsidiary of the Company and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.
          (dd) “Treasury Regulations” means the Procedures and Administration Regulations promulgated by the U.S. Department of Treasury under the Code, as amended.

     2. Appointment and Duties of Manager.
          (a) Appointment. The Company hereby appoints the Manager as its exclusive agent to manage, operate and administer the assets, liabilities and business of the Company subject to the further terms and conditions set forth in this Agreement, and the Manager hereby agrees to perform each of the duties set forth herein in accordance with the provisions of this Agreement.
          (b) Duties. The Manager shall manage, operate and administer the Company’s day-to-day operations, business and affairs, subject to the supervision of the Board of Directors, and shall have such authority as the Company may delegate to it, including, without limitation, the authority identified and delegated to the Manager herein. Without limiting the foregoing, the Manager shall oversee and conduct the Company’s investment activities in accordance with the Investment Guidelines and other policies adopted and implemented by the Board of Directors. Subject to the foregoing, the Manager will perform (or cause to be performed) such services and activities relating to the management, operation and administration of the assets, liabilities and business of the Company as is appropriate, including:
               (i) serving as the Company’s consultant with respect to the periodic review of the investment criteria and parameters for the Investments, borrowings and operations of the Company for the approval of the Board of Directors;
               (ii) investigating, analyzing and selecting possible Investment opportunities and originating, acquiring, financing, retaining, selling, negotiating for prepayment, restructuring or disposing Company Investments consistent with the Investment Guidelines;
               (iii) with respect to any prospective Investment by the Company and any sale, exchange or other disposition of any Investment by the Company, conducting negotiations on the Company’s behalf with sellers and purchasers and their respective agents, representatives and investment bankers;
               (iv) engaging and supervising, on the Company’s behalf and at the Company’s expense, independent contractors who provide investment banking, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to the Investments;
               (v) coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with any joint venture or co-investment partners;
               (vi) providing executive and administrative personnel, office space and office services required in rendering services to the Company;
               (vii) administering the Company’s day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s management as may be agreed upon by the Manager and the Board of Directors, including the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;
               (viii) communicating on the Company’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;
               (ix) counseling the Company in connection with policy decisions to be made by the Board of Directors;
               (x) evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on the Company’s behalf, consistent with the Company’s qualification as a REIT and with the Investment Guidelines;
               (xi) counseling the Company regarding the maintenance of the Company’s qualification for taxation as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;
               (xii) counseling the Company regarding the maintenance of the Company’s exemption from regulation as an investment company under the Investment Company Act and monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause the Company to maintain such exemption from regulation as an investment company under the Investment Company Act;
               (xiii) assisting the Company in developing criteria for asset purchase commitments that are specifically tailored to the Company’s investment objectives and making available to the Company its knowledge and experience with respect to mortgage loans, real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets;
               (xiv) furnishing reports and statistical and economic research to the Company regarding the Company’s activities and services performed for the Company by the Manager;
               (xv) monitoring the operating performance of the Investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;
               (xvi) investing or reinvesting any money or securities of the Company (including investing in short-term Investments pending investment in other Investments, payment of fees, costs and expenses, or payments of dividends or distributions to the Company’s stockholders), and advising the Company as to the Company’s capital structure and capital raising;

               (xvii) causing the Company to retain a qualified independent public accounting firm and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and causing the Company to conduct quarterly compliance reviews with respect thereto;
               (xviii) causing the Company to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;
               (xix) assisting the Company in complying with all regulatory requirements applicable to the Company in respect of the Company’s business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act;
               (xx) taking all necessary actions to enable the Company to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Code and Treasury Regulations applicable to REITs;
               (xxi) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;
               (xxii) using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;
               (xxiii) obtaining appropriate warehouse and similar credit facilities or other financings for the Investments consistent with the Investment Guidelines;
               (xxiv) advising the Company with respect to and structuring long-term financing vehicles for the Company’s portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;
               (xxv) performing such other services as may be required from time to time for management and other activities relating to the Company’s assets as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and
               (xxvi) using commercially reasonable efforts to cause the Company to comply with all applicable laws.
          (c) Sub-Advisory Agreements. Contemporaneously with the execution of the Original Management Agreement, the Company and the Manager entered into a sub-advisory agreement with Ranieri & Co., and contemporaneously with the execution of this Agreement, the

Company and the Manager are entering into a sub-advisory agreement with Brookfield Sub-Advisor (together with Ranieri & Co., the “Sub-Advisors”) pursuant to which the Sub-Advisors will, subject to the direction and control of the Company and the Manager, provide advisory services to the Company and provide advisory services to the Manager in connection with its service to the Company hereunder.
          (d) Service Providers. The Manager may engage other Persons, including its Affiliates, any of the Sub-Advisors and/or any Affiliates of any Sub-Advisor, for and on behalf, and at the sole cost and expense, of the Company to provide services to the Company and its Subsidiaries, including asset management, property management, leasing, financing, disposition and/or similar services customarily provided in connection with the management, operation and administration of a business similar to the business of the Company, provided that such services are provided at market rates, with standard market terms and, in the case of an Affiliate of the Manager, any Sub-Advisor or Affiliates of any Sub-Advisor, (A) the Person providing the services has sufficient qualifications and experience to perform the services at a level of quality comparable to non-Affiliated service providers in the area, (B) the cost to the Manager is no less favorable than can be obtained from an unrelated third party on an arm’s length basis and (C) any such arrangements are approved by a majority of the Independent Directors.
          (e) Reporting Requirements.
               (i) As frequently as the Manager may deem necessary or advisable, or at the direction of the Board of Directors, the Manager shall prepare, or cause to be prepared, with respect to any Investment (A) reports and information on the Company’s operations and asset performance and (B) other information reasonably requested by the Company.
               (ii) The Manager shall prepare, or cause to be prepared, all reports, financial or otherwise, with respect to the Company reasonably required by the Board of Directors in order for the Company to comply with its Governing Instruments or any other materials required to be filed with any governmental entity or agency, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm of good reputation, initially Ernst & Young LLP.
               (iii) The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board of Directors.
          (f) Use of the Manager’s Funds. The Manager shall not be required to expend money in excess of that contained in any applicable Company Account or otherwise made available by the Company to be expended by the Manager hereunder.
          (g) Reliance by Manager. In performing its duties under this Section 2, the Manager shall be entitled to rely on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.

          (h) Payment and Reimbursement of Expenses. The Company shall pay all expenses, and reimburse the Manager for the Manager’s expenses incurred on its behalf, in connection with any such services to the extent such expenses are reimbursable by the Company to the Manager pursuant to Section 9.
     3. Dedication; Other Activities.
          (a) Devotion of Time. The Manager will provide a dedicated management team (including, without limitation, a chief executive officer, president, chief investment officer, chief financial officer and executive vice president) to deliver the management services to the Company hereunder, with the members of such management team devoting such of their time to the management of the Company as the Manager deems reasonably necessary and appropriate for the proper performance of all of the Manager’s duties hereunder, commensurate with the level of activity of the Company from time to time. The Company shall have the benefit of the Manager’s reasonable judgment and effort in rendering services and, in furtherance of the foregoing, the Manager shall not undertake activities which, in its reasonable judgment, will substantially adversely affect the performance of its obligations under this Agreement.
          (b) Other Activities. Except to the extent set forth in clause (a) above, nothing herein shall prevent the Manager or any of its Affiliates or any of the officers and employees of any of the foregoing from engaging in other businesses or from rendering services of any kind to any other Person, including investment in, or advisory services to others investing in, any type of real estate, real estate related investment or non-real estate related investment, including investments which meet the principal investment objectives of the Company.
          (c) Officers, Employees, Etc. The Manager’s or its Affiliates’ members, partners, officers, employees and agents may serve as directors, officers, employees, agents, nominees or signatories for the Company or any Subsidiary, to the extent permitted by their Governing Instruments, as may be amended from time to time, or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or such other Subsidiary, such Persons shall use their respective titles with respect to the Company or such Subsidiary.
     4. Agency; Authority.
          (a) The Manager shall act as the agent of the Company in originating, acquiring, financing and disposing of Investments, disbursing and collecting the Company’s funds, paying the debts and fulfilling the obligations of the Company, supervising the performance of professionals engaged by or on behalf of the Company and handling, prosecuting and settling any claims of or against the Company, the Board of Directors, holders of the Company’s securities or the Company’s representatives or assets.
          (b) In performing the services set forth in this Agreement, as an agent of the Company, the Manager shall have the right to exercise all powers and authority which are reasonably necessary and customary to perform its obligations under this Agreement, including the following powers, subject in each case to the terms and conditions of this Agreement, including, without limitation, the Investment Guidelines:
               (i) to purchase, exchange or otherwise acquire and to sell, exchange or otherwise dispose of, any Investment at public or private sale;
               (ii) to borrow and, for the purpose of securing the repayment thereof, to pledge, mortgage or otherwise encumber Investments;
               (iii) to purchase, take and hold Investments subject to mortgages or other liens;
               (iv) to extend the time of payment of any liens or encumbrances which may at any time be encumbrances upon any Investment, irrespective of by whom the same were made;
               (v) to foreclose, to reduce the rate of interest on, and to consent to the modification and extension of the maturity of any Investments, or to accept a deed in lieu of foreclosure;
               (vi) to join in a voluntary partition of any Investment;
               (vii) to cause to be demolished any structures on any real estate Investment;
               (viii) to cause renovations and capital improvements to be made to any real estate Investment;
               (ix) to abandon any real estate Investment deemed to be worthless;
               (x) to enter into joint ventures or otherwise participate in investment vehicles investing in Investments;
               (xi) to cause any real estate Investment to be leased, operated, developed, constructed or exploited;
               (xii) to obtain and maintain insurance in such amounts and against such risks as are prudent in accordance with customary and sound business practices in the appropriate geographic area;
               (xiii) to cause any property to be maintained in good state of repair and upkeep; and to pay the taxes, upkeep, repairs, carrying charges, maintenance and premiums for insurance;
               (xiv) to use the personnel and resources of its Affiliates in performing the services specified in this Agreement;

               (xv) to hire service providers subject to and in accordance with Section 2(e);
               (xvi) to designate and engage all professionals and consultants to perform services (directly or indirectly) on behalf of the Company or the Company’s Affiliates, including, without limitation, accountants, legal counsel and engineers; and
               (xvii) to take any and all other actions as are necessary or appropriate in connection with the Company’s Investments.
          (c) The Manager shall be authorized to represent to third parties that it has the power to perform the actions which it is authorized to perform under this Agreement.
          (d) The Company does hereby constitute and appoint the Manager, and any officer of the Manager acting on its behalf from time to time, as the Company’s true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, deliver and file any agreements, contracts, instruments, certificates or documents authorized by the Manager pursuant to this Section 4. This power of attorney is deemed to be coupled with an interest.
     5. Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain as an agent on behalf of the Company one or more bank accounts in the name of the Company or any other Subsidiary (any such account, a “Company Account”), collect and deposit funds into any such Company Account and disburse funds from any such Company Account, under such terms and conditions as the Board of Directors may approve. The Manager shall from time-to-time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of Company.
     6. Book and Records; Confidentiality.
          (a) Records. The Manager shall maintain appropriate books of account, records data and files (including without limitation, computerized material) (collectively, “Records”) relating to the Company and the Investments generated or obtained by the Manager in performing its obligations under this Agreement, and such Records shall be accessible for inspection by representatives of the Company at any time during normal business hours. The Manager shall have full responsibility for the maintenance, care and safekeeping of all Records.
          (b) Confidentiality. The Manager shall keep confidential any nonpublic information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement), except: (i) to Hyperion Brookfield; (ii) in accordance with the Sub-Advisory Agreements; (iii) with the prior written consent of the Board of Directors; (iv) to legal counsel, accountants and other professional advisors; (v) to appraisers, financing sources and others in the ordinary course of the Company’s business; (vi) to governmental officials having jurisdiction over the Company; (vii) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors; or (viii) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party. The foregoing shall not apply to information which has previously become available through the actions of a Person other than the Manager not resulting from Manager’s violation of this Section 6(b). The provisions of this Section 6(b) shall survive the expiration or earlier termination of this Agreement for a period of one year.
     7. Obligations of Manager; Restrictions.
          (a) Internal Control. The Manager shall (i) establish and maintain (and require property managers and other contractors to establish and maintain) a system of internal accounting and financial controls (including, without limitation, internal controls to safeguard records and to permit the Company to comply with the Exchange Act and SOX) designed to provide reasonable assurance of the reliability of financial reporting, the effectiveness and efficiency of operations and compliance with applicable laws, (ii) maintain records for each Company Investment on a GAAP basis, (iii) develop accounting entries and reports required by the Company to meet its reporting requirements under applicable laws, (iv) consult with the Company with respect to proposed or new accounting/reporting rules identified by the Manager or the Company and (v) prepare quarterly and annual financial statements as soon after the end of each such period as may be reasonably requested and general ledger journal entries and other information necessary for the Company’s compliance with applicable laws, including the Exchange Act, Regulation S-X and SOX, in accordance with GAAP and cooperate with the Company’s independent accounting firm in connection with the auditing or review of such financial statements, the cost of any such audit or review to be paid by the Company.
          (b) Management Letters. The Manager shall provide to the Company as soon after the end of each quarter or year as may be reasonably requested (within deadlines required for the Company to comply with applicable legal requirements) by the Company, a completed management questionnaire letter to the Board of Directors, in such form as the Company may reasonably request in response to applicable legal requirements, on accounting, reporting, internal controls and disclosure issues in support of any management representation letter to be issued by the Company to its independent accounting firm.
          (c) Restrictions. The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely affect the status of the Company as a REIT or its exclusion from status as an investment company under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or Governing Instruments. Notwithstanding the foregoing, the Manager, its directors, managers, officers, members and employees shall not be liable to the Company, the Board of Directors or the Company’s stockholders for any act or omission by the Manager, its directors, managers, officers, members or employees taken in good faith or except as provided in Section 11.
          (d) Board of Directors Review and Approval. The Board of Directors will periodically review the Investment Guidelines and the Company’s portfolio of Investments but will not review each proposed Investment. The Manager shall not consummate on behalf of the

Company any transaction that would involve the acquisition of any Investment from, the sale of any Investment to, the making of any co-investment with any proprietary account of Hyperion Brookfield, Brookfield Asset Management Inc. or any of their respective Affiliates (any of the foregoing, a “Related Person”) or any account advised by any Related Person, or borrow funds from or lend funds to any Related Person or invest in any investment vehicle advised by any Related Person unless (A) such transaction is on terms no less favorable than can be obtained on an arm’s length basis from unrelated third parties based on any of (i) prevailing market prices, (ii) other reliable indicators of fair market value or (iii) an independent valuation or appraisal and (B) in any case, has been approved in advance by a majority of the Independent Directors.
          (e) Investment Strategy Committee. The Manager shall form an investment strategy committee (the “Investment Strategy Committee”) consisting of four members, each of whom shall be designated by the Manager and shall serve for an indefinite term. The Manager may, in its sole discretion, at any time remove and replace any Investment Strategy Committee member. The initial members of the Investment Strategy Committee shall be Lewis Ranieri, who will also serve as initial chairman of the committee, Clifford Lai, John Dolan and Bruce Robertson. The Investment Strategy Committee shall advise and consult with the Manager with respect to the Company’s investment policies, investment portfolio holdings, financing and leveraging strategies and the Investment Guidelines. The Investment Strategy Committee shall meet as regularly as necessary to perform its duties, as determined by the Investment Strategy Committee in its sole discretion.
          (f) Insurance. The Manager shall maintain “errors and omissions” insurance coverage and such other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.
          (g) Tax Filings. The Manager shall (i) assemble, maintain and provide to the firm designated by the Company to prepare tax returns on behalf of the Company and its subsidiaries (the “Tax Preparer”) information and data required for the preparation of federal, state, local and foreign tax returns, any audits, examinations or administrative or legal proceedings related thereto or any contractual tax indemnity rights or obligations of the Company and its subsidiaries and supervise the preparation and filing of such tax returns, the conduct of such audits, examinations or proceedings and the prosecution or defense of such rights, (ii) provide factual data reasonably requested by the Tax Preparer or the Company with respect to tax matters, (iii) assemble, record, organize and report to the Company data and information with respect to the Investments relative to taxes and tax returns in such form as may be reasonably requested by the Company, (iv) supervise the Tax Preparer in connection with the preparation, filing or delivery to appropriate persons, of applicable tax information reporting forms with respect to the Investments and transactions involving the real estate (including, without limitation, information reporting forms, whether on Form 1099 or otherwise with respect to sales, interest received, interest paid, partnership reports and other relevant transactions); it being understood that, in the context of the foregoing, the Company shall rely on its own tax advisers in the preparation of its tax returns and the conduct of any audits, examinations or administrative or legal proceedings related thereto and that, without limiting the Manager’s obligation to provide the information, data, reports and other supervision and assistance provided herein, the Manager will not be responsible for the preparation of such returns or the conduct of such audits, examinations or other proceedings.
     8. Compensation.
          (a) The Company shall pay the Manager an annual base management fee equal to 1.50% of Stockholders’ Equity. The annual management fee shall be calculated on a weighted average basis and paid in cash monthly in arrears. The Manager shall make available the monthly calculation of the base management fee to the Company within fifteen days following the last day of each calendar month, and the Company shall pay Manager the base annual management fee for such month within 20 business days thereafter; provided, however, that such management fee may be offset by the Manager against amounts due to the Company. The foregoing calculation of the base management fee will be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between the Manager and the Independent Directors and approval by a majority of the Independent Directors in the case of non-cash charges. In the event that the Company invests in any collateralized debt obligation or investment fund managed by Hyperion Brookfield and structured or co-structured on the Company’s behalf, the annual base management fee payable by the Company to the Manager will be reduced by an amount equal to the portion of the management fee payable to Hyperion Brookfield that is allocable to the Company’s investment in such collateralized debt obligation or investment fund.
          (b) In addition to the base management fee, the Manager shall receive a quarterly incentive management fee in an amount equal to the product of: (i) 25% of the dollar amount by which (A) the Company’s net income (determined in accordance with GAAP), before non-cash equity compensation expense and the incentive management fee, for the applicable quarter per share of Company common stock (based on the weighted average number of shares of Company common stock outstanding for such quarter) exceeds (B) an amount equal to (1) the weighted average of the price per share of the shares of Company common stock in the initial offering of Company common stock and the prices per share of Company common stock in any subsequent offerings by the Company, in each case at the time of issuance thereof, multiplied by (2) the greater of (x) 2.4375% and (y) 25% of the sum of the then-applicable 10 year U.S. Treasury note rate and 0.50%, and (ii) the weighted average number of shares of Company common stock outstanding during such quarter; provided that the foregoing calculation of incentive compensation shall be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between the Manager and the Independent Directors and approval by a majority of the Independent Directors in the case of non-cash charges.
          The Manager will compute the quarterly incentive management fee within 30 days after the end of each fiscal quarter, and the Company will pay the quarterly incentive management fee with respect to each fiscal quarter within five business days following the delivery to the Company of the Manager’s written statement setting forth the computation of the incentive management fee for such quarter. Ten percent (10%) of the incentive management fee payable to the Manager hereunder will be paid by the Company in shares of Common Stock (provided that the Manager may not receive payment of such incentive management fee in shares of Common Stock if such payment would result in the Manager owning directly or indirectly through one or more of its subsidiaries more than 9.8% of the outstanding Common Stock) and the balance thereof in cash. The Manager may, in its sole discretion, elect to receive a greater percentage of its incentive compensation in the form of Common Stock. Notwithstanding the foregoing, the Manager may not elect to receive shares of Common Stock as payment of its incentive compensation, except in accordance with all applicable securities exchange rules and securities laws (including prohibitions on insider trading).
          The number of shares of Common Stock to be received by the Manager will be based on the fair market value of such shares. Shares of Common Stock delivered as payment of the incentive management fee will be immediately vested or exercisable; provided that the Manager agrees not to sell such shares prior to one year after the date such shares are paid. Such transfer restriction will immediately terminate if this Agreement is terminated for any reason. The Manager may, in its sole discretion, allocate the shares of Common Stock received by the Manager as incentive management fees for direct issuance or transfer to the Manager’s officers, employees and other individuals who provide services to it and the Company agrees to issue or permit the transfer of such shares of Common Stock in accordance with the Manager’s instructions, provided that such shares shall remain subject to the foregoing one year lock up agreement.
          (c) Upon execution of the Original Management Agreement, the Company granted to the Manager 84,000 shares of restricted Common Stock and options to purchase 126,000 shares of Common Stock with an exercise price equal to $25.00, representing in the aggregate approximately 1.50% of the shares of Common Stock outstanding following the completion of the Company’s initial private offering of Common Stock on a fully-diluted basis after giving effect to the issuance of the Common Stock underlying the foregoing options. Such shares of restricted Common Stock and options to purchase Common Stock vest or become exercisable in three equal annual installments beginning on the first anniversary of the date hereof. The Manager may, in its sole discretion, allocate such shares of Common Stock and options to purchase Common Stock for direct issuance or transfer to the Manager’s officers, employees and other individuals who provide services to it and the Company agrees to issue or permit the transfer of such shares of Common Stock or options to purchase Common Stock in accordance with the Manager’s instructions, provided that such shares or options shall remain subject to the foregoing vesting restrictions and the terms and conditions of any long-term incentive plan and related award agreement pursuant to which they are to be or were issued.
     9. Expenses. The Company shall bear all of its operating expenses, except those specifically required to be borne by the Manager under this Agreement. The expenses required to be borne by the Company include, but are not limited to:
          (a) issuance and transaction costs incident to the acquisition, disposition and financing of Investments;
          (b) legal, regulatory, compliance, tax, accounting, consulting, auditing and administrative fees and expenses;

          (c) the compensation and expenses of the Company’s directors and the cost of liability insurance to indemnify the Company’s directors and officers;
          (d) the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing costs, etc.);
          (e) expenses associated with other securities offerings of the Company;
          (f) expenses relating to the payment of dividends;
          (g) expenses connected with communications to holders of the Company’s securities and in complying with the continuous reporting and other requirements of the Securities and Exchange Commission and other governmental bodies;
          (h) transfer agent and exchange listing fees;
          (i) the costs of printing and mailing proxies and reports to the Company’s stockholders;
          (j) costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for the Company;
          (k) costs and out of pocket expenses incurred by directors, officers, employees or other agents of the Manager for travel on the Company’s behalf;
          (l) the costs and expenses incurred with respect to market information systems and publications, research publications and materials;
          (m) settlement, clearing, and custodial fees and expenses;
          (n) the costs of maintaining compliance with all federal, state and local rules and regulations, including securities regulations, or any other regulatory agency, all taxes and license fees and all insurance costs incurred on the Company’s behalf; and
          (o) expenses relating to any office or office facilities, including disaster backup recovery sites and facilities maintained for the Company or separate from offices of the Manager.
     In addition, the Company will be required to pay its pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the Company’s operations.
     The Manager is not entitled to be reimbursed for wages, salaries and benefits of its officers and employees. Subject to any required Board of Directors approval and the provisions of Section 2(e), the Manager may retain third parties including accountants, legal counsel, real estate underwriters, brokers, among others, on the Company’s behalf, and be reimbursed for such services. The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.
     10. Expense Reports and Reimbursements. The Manager shall prepare a statement documenting the operating expenses of the Company incurred during each fiscal quarter, and deliver the same to the Company within 45 days following the end of the applicable fiscal quarter. Such expenses incurred by the Manager on behalf of the Company shall be reimbursed by the Company within 45 days following delivery of the expense statement by the Manager; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company from the Manager. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.
     11. Limits of Manager Responsibility; Indemnification.
          (a) Pursuant to this Agreement, the Manager will not assume any responsibility other than to render the services called for hereunder and will not be responsible for any action of the Board of Directors in following or declining to follow its advice or recommendations. The Manager, its directors, officers, managers, Investment Strategy Committee members and employees will not be liable to the Company, any Subsidiary, any of their directors, officers, stockholders, managers, owners or partners for acts or omissions performed or not performed in accordance with and pursuant to this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement.
          (b) The Company hereby agrees to indemnify, defend and hold harmless the Manager and its Affiliates, officers, directors, members, managers, Investment Strategy Committee members, employees, agents, successors and assigns from and against all liabilities, judgments, costs, charges, losses, expenses and claims, including attorneys’ fees, charges and expenses and expert witness fees, of any nature, kind or description, arising out of claims by third parties based on acts or omissions of the Manager performed or not performed in accordance with and pursuant to this Agreement, except (i) to the extent caused by or resulting from acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction or (ii) claims by the Manager’s employees relating to the terms and conditions of their employment with the Manager.
          (c) The Manager hereby agrees to indemnify the Company and its directors and officers with respect to all liabilities, judgments, costs, charges, losses, expenses and claims, including attorney’s fees, charges and expenses and expert witness fees, of any nature, kind or description, arising out of (i) claims by third parties based on acts or omissions of the Manager performed or not performed in accordance with and pursuant to this Agreement constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction or (ii) claims by the Manager’s employees relating to the terms and conditions of their employment with the Manager.

          (d) The party seeking indemnity (“Indemnitee”) will promptly notify the party against whom indemnity is claimed (“Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve Indemnitor from any liability which it may have hereunder, except to the extent such failure actually prejudices Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided that, Indemnitor notifies Indemnitee of its election to assume such defense and settlement within thirty (30) days after the Indemnitee gives the Indemnitor notice of the claim. In such case the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to Indemnitee, Indemnitee will (i) have the right to approve Indemnitor’s counsel (which approval will not be unreasonably withheld or delayed), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.
          (e) Reasonable expenses (including attorney’s fees) incurred by an Indemnitee in defense or settlement of a claim that may be subject to a right of indemnification hereunder may be advanced by the Company to such Indemnitee as such expenses are incurred prior to the final disposition of such claim; provided that, Indemnitee undertakes to repay such amounts if its shall be determined ultimately by a court of competent jurisdiction that Indemnitee was not entitled to be indemnified hereunder.
          (f) The Manager shall remain entitled to exculpation and indemnification from the Company pursuant to this Section 11 (subject to the limitations set forth herein) with respect to any matter arising prior to the termination of this Agreement and shall have no liability to the Company in respect of any matter arising after such termination unless such matter arose out of events or circumstances that occurred prior to such termination.
     12. No Joint Venture. Nothing in this Agreement shall be construed to make the Company and the Manager partners or joint venturers or impose any liability as such on either of them.
     13. Term; Termination.
          (a) Term. This Agreement shall remain in full force through December 31, 2008, unless terminated by the Company or Manager as set forth below, and shall be renewed automatically for successive one year periods thereafter, until this Agreement is terminated in accordance with the terms hereof.
          (b) Non-Renewal. Either party may elect not to renew this Agreement at the expiration of the initial term or any renewal term for any or no reason by notice to the other party at least six (6) months prior to the end of the term.
          (c) Termination by the Company for Cause. The Company may terminate this Agreement effective 30 days after notice of termination from the Company to the Manager in the event that any of the following occur: (i) the Manager commits any act of gross negligence in the performance of its duties under this Agreement, (ii) the Manager commits any act of fraud, misappropriation of funds, or embezzlement against the Company, (iii) the Manager, in its corporate capacity (as distinguished from the acts of any employees of the Manager which are taken without the complicity of any of the executive officers of the Manager), commits any other willful and material violation of this Agreement and such willful and material violation continues for a period of 30 days after written notice thereof specifying such violation and requesting that the same be remedied in such 30 day period, (iv) neither Hyperion Brookfield nor Brookfield Asset Management, Inc., or any successor thereof, Controls the Manager; (v) the Bankruptcy of the Manager or (vi) the dissolution of the Manager.
          (d) Termination by the Company without Cause. After the initial term of this Agreement expiring on December 31, 2008, the Independent Directors will review the Manager’s performance annually and this Agreement may be terminated upon the affirmative vote of at least two-thirds of the Independent Directors, or by the affirmative vote of the holders of at least a majority of the outstanding shares of the Company’s common stock, based upon unsatisfactory performance by the Manager that is materially detrimental to the Company or a determination by the Independent Directors that the management fees payable to the Manager hereunder are not fair, subject to the Manager’s right to prevent such a compensation termination by accepting a mutually acceptable reduction of such management fees. The Board of Directors must provide at least 180 days’ prior notice of any such termination to the Manager. Upon a termination of this Agreement pursuant to this Section 13(d), the Company will pay the Manager a termination fee equal to the amount of two times the sum of the average annual base management fee and the average annual incentive compensation earned by the Manager during the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.
          (e) Termination by Manager. The Manager may terminate this Agreement effective upon 30 days prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30 day period. The Manager may terminate this Agreement in the event that the Company becomes regulated as an investment company under the Investment Company Act, with such termination deemed to occur immediately prior to such event.
          (f) Survival. If this Agreement is terminated pursuant to this Section 13, such termination shall be without any further liability or obligation of either party to the other, except as otherwise expressly provided herein.
     14. Action Upon Termination or Expiration of Origination Period. From and after the effective date of termination of this Agreement pursuant to Section 13 herein, the Manager shall not be entitled to compensation for further services under this Agreement but shall be paid all compensation accruing to the date of termination, reimbursement for all Expenses and a termination fee, if applicable. Upon such termination or expiration, the Manager shall reasonably promptly:

          (a) after deducting any accrued compensation and reimbursement for Expenses to which it is then entitled, pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement;
          (b) deliver to the Board of Directors a full accounting, including a statement showing all payments collected and all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company and through the termination date; and
          (c) deliver to the Board of Directors all property and documents of the Company provided to or obtained by the Manager pursuant to or in connection with this Agreement, including all copies and extracts thereof in whatever form, then in the Manager’s possession or under its control.
     15. Assignment. The Manager may not assign its duties under this Agreement.
     16. Release of Money or other Property Upon Written Request. The Manager agrees that any money or other property of the Company held by the Manager under this Agreement shall be held by the Manager as custodian for the Company, and the Manager’s records shall be clearly and appropriately marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than thirty (30) days following such request. The Manager, its directors, officers, managers and employees will not be liable to the Company, any Subsidiary, the Manager any of their directors, officers, stockholders, managers, owners or partners for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with the terms hereof. The Company shall indemnify the Manager and its Affiliates, officers, directors, Investment Strategy Committee members, employees, agents and successors and assigns against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever which arise in connection with the Manager’s release of such money or other property to the Company in accordance with the terms of this Section 16. Indemnification pursuant to this Section 16 shall be in addition to any right of the Manager to indemnification under Section 11.
     17. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (a) personal delivery, (b) delivery by a reputable overnight courier, (c) delivery by facsimile transmission against answerback, or (d) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to the Company:	Crystal River Capital, Inc. Three World Financial Center 200 Vesey, 10th Floor

New York, New York 10281 Attn: Assistant Secretary Facsimile: (212) 549-8310

If to the Manager:	Hyperion Brookfield Crystal River Capital Advisors, LLC Three World Financial Center 200 Vesey, 10th Floor New York, New York 10281 Attn: Assistant Secretary Facsimile: (212) 549-8310
     Any party may change the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 17 for the giving of notice.
     18. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.
     19. Entire Agreement; Amendments. This Agreement, together with the second paragraph of Section 2(a) of the Registration Rights Agreement, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement, together with the second paragraph of Section 2(a) of the Registration Rights Agreement, control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.
     20. Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York.
     21. Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     22. Titles Not to Affect Interpretation. The titles of sections, paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

     23. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
     24. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
     25. Principles of Construction. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. All references to recitals, sections, paragraphs and schedules are to the recitals, sections, paragraphs and schedules in or to this Agreement unless otherwise specified.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY: CRYSTAL RIVER CAPITAL, INC.
By:	/s/ John H. Dolan
	Name:	John H. Dolan
	Title:	Chief Investment Officer

THE MANAGER: HYPERION BROOKFIELD CRYSTAL RIVER CAPITAL ADVISORS, LLC
By:	/s/ John J. Feeney, Jr.
	Name:	John J. Feeney, Jr.
	Title:	Executive Vice President

[Signature Page to Amended and Restated Management Agreement]